THE MEXICO FUND, INC.

NOTICE OF OFFER TO PURCHASE UP TO 15%

OF THE FUND’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

AT 98% OF NET ASSET VALUE PER SHARE,

IN EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND

THE OFFER PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME

ON OCTOBER 5, 2009, UNLESS THE OFFER IS EXTENDED.

To All Stockholders of The Mexico Fund, Inc.:

The Mexico Fund, Inc. (the “Fund”) is offering to purchase up to fifteen percent (15%) of the Fund’s issued and outstanding shares of common stock (“Offer Amount”), par value $1.00 per share, at a price equal to 98.00% of the per share net asset value in U.S. Dollars as of the close of regular trading on the New York Stock Exchange on the Expiration Date (as defined below), in exchange for a pro-rata portion of each of the securities (other than fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustment for fractional shares and odd lots (“Portfolio Securities”), and cash held in the Fund’s investment portfolio at the close of business on the Expiration Date (as defined below). The offer period and withdrawal rights will expire at 11:59 p.m. New York City time on October 5, 2009 (“Expiration Date”), unless extended, upon the terms and subject to the conditions set forth in this Offer Notice and the related Letter of Transmittal (which together constitute the “Offer”).

The Offer is not conditioned upon the tender of any minimum number of shares. If the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Fund shares tendered. If the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date exceeds the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro-rata basis. The Fund may, in its discretion, accept all shares tendered by stockholders who own fewer than 100 shares and tender all their shares for purchase in this Offer, before pro-rating the shares tendered by other stockholders. There can be no assurance that the Fund will be able to purchase all the shares that you tender even if you tender all the shares that you own.

IF YOU ARE NOT INTERESTED IN TENDERING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. STOCKHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER.

On May 15, 2009, the Fund announced that the Board of Directors (“Board”) adopted a statement setting forth a consolidated strategy to reduce the Fund’s stock price discount. Among other actions, the Board stated that if after the elimination of the Fund’s in-kind repurchase offer program as a fundamental policy of the Fund (the “Policy”) by a vote of the Fund’s stockholders, the Fund were to trade at a volume-weighted average discount to net asset value (“NAV”) of greater than 10% during a 12-week measuring period, the Board would authorize an in-kind tender offer to acquire up to 15% of the Fund’s outstanding securities at a price of 98% of the Fund’s NAV on the pricing date for the tender offer in exchange for a pro-rata “slice” of the Fund’s Portfolio Securities. At a special meeting of stockholders on June 8, 2009, stockholders approved the elimination of the Policy. Since stockholders voted to eliminate the Policy, the first 12-week rolling measuring period commenced beginning with the week of June 8, 2009 and expired on August 28, 2009. The Fund’s shares traded at a volume-weighted average discount to NAV of 10.51% during this 12-week measuring period. Therefore, the Board has determined to effect this Offer under Rule 13e-4 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Fund is making the Offer to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s ongoing efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the New York Stock Exchange. Participation in the Offer may represent greater value than stockholders would receive by selling Fund shares on the New York Stock Exchange, depending on certain factors. The Offer provides a means for stockholders who want to sell their shares in the Fund to do so at 98.00% of net asset value. In addition, by giving participating stockholders Portfolio Securities, it is anticipated that the Fund and those stockholders who do not participate in the Offer will avoid recognition of capital gains which could be incurred by the Fund in liquidating the Portfolio Securities if the participating stockholders were to receive cash for their shares of the Fund.

PARTICIPATION IN THE OFFER WILL RESULT IN THE RECEIPT OF MEXICAN SECURITIES IN EXCHANGE FOR SHARES OF THE FUND. IF YOU DO NOT WISH TO RECEIVE MEXICAN SECURITIES YOU SHOULD NOT PARTICIPATE IN THE OFFER. YOU MAY SELL YOUR FUND SHARES ON THE NEW YORK STOCK EXCHANGE AT THE CURRENT MARKET PRICE AT ANY TIME.

THE OFFER EXPIRES AT 11:59 P.M. NEW YORK CITY TIME ON OCTOBER 5, 2009, UNLESS EXTENDED (EXPIRATION DATE”).

The Fund is mailing materials for the Offer to record holders as of August 31, 2009, on or about that date. The depositary for the Offer is American Stock Transfer & Trust Co. (“Depositary”) and the Information Agent for the Offer is Georgeson Inc. (“Information Agent”).

The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The Fund normally publishes its net asset value per share on each business day after the close of regular trading on the New York Stock Exchange. The Fund’s shares are listed for trading under the symbol “MXF” on the New York Stock Exchange. As of August 28, 2009, there were 17,013,315 Fund shares issued and outstanding, the net asset value per share was $22.88, and the market price per share was $20.58, representing a 10.05% discount from the net asset value per share. The Fund does not expect that the number of Fund shares issued and outstanding will be materially different on the Expiration Date. The Offer is an alternative means to permit you to sell your shares to the Fund in exchange primarily for Portfolio Securities. You may continue to purchase and sell Fund shares in cash transactions over the New York Stock Exchange.

You can obtain information regarding the current net asset value and market price per share as of the close of business on the previous business day during the period of the Offer by calling the Information Agent, at 1-888-877-5373, between the hours of 9:00 a.m. and 5:00 p.m., New York City time, Monday-Friday (except holidays). You can also access the Fund’s web site, www.themexicofund.com, for this information, which is typically updated on a daily basis at around 6:30 p.m., New York City time.

If you desire to participate in the Offer, you should either (1) complete and sign the Letter of Transmittal and mail or deliver it to the Depositary together with the Fund shares (in proper certificated or uncertificated form), and any other documents required by the Letter of Transmittal; or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Fund shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that firm if you desire to participate in the Offer. Stockholders whose shares are not registered in the name of a broker, dealer, commercial bank, trust company or other nominee may wish to consult with such an entity to facilitate their participation in the Offer and fulfill the requirements for participation. Stockholders may be charged a fee by a broker, dealer or other institution for processing the documentation required to participate in the Offer and may incur other expenses as described in this Offer, including expenses associated with the establishment of a Mexican brokerage or custodial account.

All stockholders are advised that certain brokers, dealers or other parties may require instructions and information that are in addition to what is currently required by the Fund pursuant to this Offer, in order for such firms to facilitate the stockholder’s participation in the Offer. Certain Mexican securities brokers or custodians, at which participating stockholders have established brokerage or custodial accounts, may choose not to accept Offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, stockholders who wish to participate in the Offer are advised to consult their broker, dealer, commercial bank, trust company or other nominee well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

All stockholders are also advised that the following representations are required of participants:

(1) if your tender of Fund shares and/or receipt of Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which you reside and (ii) did not exercise trading authority or control over your decision to participate in this Offer (i.e., you instructed your broker to submit your Fund shares);

(2) none of the Fund, its investment adviser, nor any issuer of Portfolio Securities has made any recommendations regarding your participation in the Offer and none has recommended your receipt of Portfolio Securities in exchange for Fund shares, either directly or in a manner that would bring their recommendations to your attention; and

(3) the Fund has not, in connection with this Offer, volunteered information to you concerning the issuers of Portfolio Securities.

The Offer has been unanimously approved by the Board. None of members of the Board, the Fund’s executive officers and any other of its affiliates has made any recommendations to any stockholder as to whether to participate in the Offer. Stockholders are encouraged to consult their investment and tax advisers. No members of the Fund’s Board of Directors intends to participate in the Offer.

You may, of course, elect to keep your shares of the Fund at this time, in which case you may disregard this notice and the attached forms. PLEASE REMEMBER THAT YOU ARE NOT OBLIGATED TO DO ANYTHING WITH YOUR SHARES OF THE FUND AT THIS TIME.

These documents are issued by the Fund and to the extent that they are deemed to constitute a financial promotion capable of having effect in the United Kingdom it has been approved by Computershare Investor Services PLC, an affiliate of the Information Agent for the purpose of the Financial Services and Markets Act 2000 of the United Kingdom.

Computershare Investor Services PLC is authorized and regulated by the Financial Services Authority and is registered in the United Kingdom, no. 03498808 and its registered office is at The Pavilions, Bridgwater Road, Bristol, BS13 8AE.

THE MEXICO FUND, INC.

OFFER TO PURCHASE UP TO 15%

OF THE FUND’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

AT 98% OF NET ASSET VALUE PER SHARE,

IN EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND

SUMMARY TERM SHEET

The Mexico Fund, Inc. (“Fund”) is offering to purchase up to fifteen percent (15%) of the Fund’s issued and outstanding shares of common stock, par value $1.00, at a price equal to 98.00% of the per share net asset value in U.S. Dollars as of the close of regular trading on the New York Stock Exchange on the Expiration Date (as defined below), in exchange for a pro-rata portion of each of the Portfolio Securities (as defined below) held in the Fund’s investment portfolio, subject to adjustment for fractional shares and odd lots. You will be receiving with this term sheet, or through your broker, various documents, including the Offer Notice and the related Letter of Transmittal (which together constitute the “Offer”).

PARTICIPATION IN THE OFFER WILL RESULT IN THE RECEIPT OF MEXICAN SECURITIES IN EXCHANGE FOR SHARES OF THE FUND. IF YOU DO NOT WISH TO RECEIVE MEXICAN SECURITIES YOU SHOULD NOT PARTICIPATE IN THE OFFER. YOU MAY SELL YOUR SHARES ON THE NEW YORK STOCK EXCHANGE AT THE CURRENT MARKET PRICE AT ANY TIME.

We would like to take this opportunity to answer in this term sheet some questions you may have regarding aspects of the Offer and the forms you will need to submit if you decide to tender your shares in the Offer.

This is only a summary overview of information relating to the Offer. Please read and carefully review the Offer Notice dated September 3, 2009 and related Letter of Transmittal which accompany this summary prior to making a decision regarding the Offer. References have been included parenthetically to direct you to a more complete description in the Offer of the topics in this summary. You may also want to consult with your financial and tax advisers when considering the Offer.

The Offer expires at 11:59 p.m., New York City time, on October 5, 2009 (“Expiration Date”), unless extended.

The Depositary for the Offer is American Stock Transfer & Trust Co. (telephone: 877-248-6417) and the Information Agent for the Offer is Georgeson Inc. (telephone: 1-888-877-5373).

THIS OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. YOU ARE

NOT OBLIGATED TO DO ANYTHING WITH YOUR FUND SHARES AT THIS TIME.

What is the Offer? (See Section 1, “Terms of the Offer; Expiration Date”)

The Offer is an opportunity to sell your Fund shares. The Fund will offer to purchase up to fifteen percent (15%) of its outstanding shares at a price equal to 98.00% of net asset value. You receive Mexican portfolio securities held by the Fund in exchange for your shares.

The main components of the Offer include:

a) the purchase by the Fund of Fund shares at a price of 98.00% of net asset value, determined on October 5, 2009 (“Expiration Date”); and

b) the transfer of Portfolio Securities (as defined below) to an account established by you with a Mexican bank or a Mexican securities broker in exchange for the purchase by the Fund of your Fund shares.

Is the Offer the only way I can sell my Fund shares?

No. You will continue to be able to sell your shares, or purchase additional shares, at the current market share price, in cash transactions on the New York Stock Exchange.

What action do I need to take if I decide not to tender my shares for purchase in the Offer?

None. You are not obligated to do anything with your Fund shares at this time. This Offer is not part of a plan to liquidate the Fund.

What is the purchase price for Fund shares in the Offer and how is it calculated?

The purchase price per share is equal to 98.00% of the per share net asset value in U.S. Dollars as of the close of regular trading on the New York Stock Exchange on the Expiration Date.

What does the Fund’s net asset value per share mean?

The Fund’s net asset value per share is based on the market value of the Fund’s investments (its total assets) minus its total liabilities divided by the number of Fund shares outstanding.

The net asset value per share of the Fund’s shares may be more or less than the market price at which Fund shares trade on the New York Stock Exchange.

On August 28, 2009, the net asset value per share was $22.88 and the last reported sales price of a Fund share on the New York Stock Exchange was $20.58.

No one can accurately predict the net asset value per share on a future date. The net asset value may increase or decrease between the Expiration Date and the actual receipt of Portfolio Securities in the Mexican Account (as defined below). By participating in this Offer, you assume these market risks.

You can obtain information regarding the Fund’s current net asset value and market price per share as of the close of business on the previous business day during the period of the Offer by calling the Information Agent, at 1-888-877-5373, between the hours of 9:00 a.m. and 5:00 p.m., New York City time, Monday-Friday (except holidays). You can also access the Fund’s web site, www.themexicofund.com for this information, which is typically updated on a daily basis at around 6:30 p.m., New York City time.

What does it mean to receive portfolio securities of the Fund?

Instead of receiving cash (in U.S. Dollars) for Fund shares submitted in the Offer, participating stockholders would receive a pro-rata portion of shares of Mexican companies in which the Fund has invested (other than short-term fixed income securities, securities with transfer restrictions and certain illiquid securities) (“Portfolio Securities”), subject to adjustment for fractional shares and odd lots, and any cash held by the Fund, equal to the number of shares of the Fund tendered. The value of the Portfolio Securities may decrease or increase between the Expiration Date and the actual receipt of the Portfolio Securities in the Mexican Account (see below).

How do I tender shares for purchase if I want to participate in the Offer? (See Section 2, “Acceptance for Payment and Payment of Shares” and Section 3, “Procedures for Participating in the Offer”)

You should review the Offer before making your decision. In order to participate, you will be required to submit information regarding a securities account with a Mexican securities broker or custodial account with a Mexican bank which you have established (“Mexican Account”) where the Portfolio Securities can be transferred. Certain Mexican securities brokers or custodians may require instructions and information that are in addition to what is currently required by the Fund pursuant to its Offer regarding the establishment of the Mexican Account, in order for such firm to facilitate a stockholder’s participation in the Offer. For example, stockholders may be required to provide a confirmation statement following the Expiration Date and prior to the actual receipt of the Portfolio Securities specifying with particularity the portfolio securities that the Mexican Account is to receive on the stockholder’s behalf. These Mexican securities brokers or custodians, at which a participating stockholder establishes a Mexican Account, may choose not to accept Offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, if you wish to participate in the Offer you are advised to consult with a Mexican bank or Mexican securities broker well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

All stockholders are also advised that the following representations are required of participants:

(1) if your tender of Fund shares and/or receipt of Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which you reside and (ii) did not exercise trading authority or control over your decision to participate in this Offer (i.e., you instructed your broker to submit your Fund shares);

(2) none of the Fund, its investment adviser, nor any issuer of Portfolio Securities has made any recommendations regarding your participation in the Offer and none has recommended your receipt of Portfolio Securities in exchange for Fund shares, either directly or in a manner that would bring their recommendations to your attention; and

(3) the Fund has not, in connection with this Offer, volunteered information to you concerning the issuers of Portfolio Securities.

If your shares are registered in your name, you should obtain and read the related Letter of Transmittal, complete it and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form, by the Expiration Date. Alternatively, you could contact a U.S. broker or dealer and deposit your shares in an account with it and seek its assistance in submitting the documents necessary (including the Mexican Account information) for participation in the Offer. This may be less complicated than independently establishing the Mexican Account. If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by the Expiration Date.

Participating stockholders should carefully ensure all information required in order to participate in the Offer, including information regarding the Mexican Account, has been provided and is accurate. The Fund is under no obligation to notify stockholders of any errors or incomplete information with their submission. Any deficiencies in a stockholder’s submission will result in the return of the stockholder’s Fund shares following the Expiration Date.

The Offer is for up to fifteen percent (15%) of the Fund’s issued and outstanding shares of common stock. If the number of shares tendered for purchase exceeds the number of shares which the Fund is offering to purchase, the Fund will purchase tendered shares on a pro-rata basis.

Will I know the identity of the Portfolio Securities I will be receiving if I participate in the Offer?

On or about the Expiration Date, the Fund anticipates publishing on its web site, www.themexicofund.com, and via press release, the composition of the Fund’s investment portfolio. The Portfolio Securities to be received by participating stockholders will be a pro-rata portion of the Fund’s investment portfolio subject to certain adjustments.

Other than the identification of the Portfolio Securities on the Expiration Date, the Fund will not be providing stockholders any further information about the Portfolio Securities. The Fund does maintain, on the “Links” portion of its web site, links to some issuer-maintained web sites containing publicly available information about the particular issuer. The information provided by the issuer is often in Spanish.

Why is the Fund making the Offer? (See Section 5, “Purpose of the Offer”)

On May 15, 2009, the Fund announced that the Board of Directors (“Board”) adopted a statement setting forth a consolidated strategy to reduce the Fund’s stock price discount. Among other actions, the Board stated that if after the elimination of the Fund’s in-kind repurchase offer program as a fundamental policy of the Fund (the “Policy”) by a vote of the Fund’s stockholders, the Fund were to trade at a volume-weighted average discount to net asset value (“NAV”) of greater than 10% during a 12-week measuring period, the Board would authorize an in-kind tender offer to acquire up to 15% of the Fund’s outstanding securities at a price of 98% of the Fund’s NAV on the pricing date for the tender offer in exchange for a pro-rata “slice” of the Fund’s Portfolio Securities. At a special meeting of stockholders on June 8, 2009, stockholders approved the elimination of the Policy. Since stockholders voted to eliminate the Policy, the first 12-week rolling measuring period commenced beginning with the week of June 8, 2009 and expired on August 28, 2009. The Fund’s shares traded at a volume-weighted average discount to NAV of 10.51% during this 12-week measuring period. Therefore, the Board has determined to effect this Offer under Rule 13e-4 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Fund is making the Offer to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the New York Stock Exchange.

Does management encourage stockholders to participate in the Offer, and will management participate in the Offer? (See Section 5, “Purpose of the Offer” and Section 8, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”)

None of the Fund, its Board, the Fund’s investment adviser, nor any issuer of Portfolio Securities is making any recommendation to participate or not participate in the Offer. The Fund has been advised that no Director or Officer of the Fund intends to participate. However, the Fund’s investment adviser does intend to participate in the Offer.

What should I consider in making a decision to participate in the Offer? (See Section 9, Factors to Consider Regarding the Decision to Participate in the Offer,” Section 10, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Federal Income Tax Consequences of the Offer”)

The following discussion does not incorporate all factors that could impact your decision and is general in nature.

In determining whether or not to participate, you should keep in mind that you can always sell your Fund shares in cash transactions on the New York Stock Exchange. Depending on the costs involved in participating in the Offer and whether or not you desire to receive Portfolio Securities, it may be easier and less costly for you to sell your shares, if you so desire, on the New York Stock Exchange than to participate in the Offer.

Before making a decision, you should weigh the advantages and disadvantages of receiving the proceeds of the Offer in the form of Portfolio Securities and the consequences of holding the Portfolio Securities or deciding to sell them after you receive them. To participate you will need to establish the Mexican Account (unless you already have such an account) which is likely to be subject to different procedures and costs than are typically associated with a U.S. brokerage account.

You also would be investing directly in Mexican securities rather than holding them indirectly through a U.S. mutual fund structure which may aggravate the risks typically associated with a foreign investment. These risks include: (1) lesser liquidity and smaller market capitalization of the Mexican securities markets; (2) currency fluctuations; (3) higher rates of inflation and domestic interest rates; and (4) less stringent disclosure requirements, less available information regarding Mexican public companies and less active regulatory oversight of Mexican public companies. The Fund’s web site, http://www.themexicofund.com, maintains links to web sites maintained by some of the issuers of its Portfolio Securities, under the “Links” portion of its web site. Most of the available web sites, which contain publicly available information about the particular issuer, are written in Spanish. The Fund is not providing you with any information regarding the Portfolio Securities, but encourages you to make your own investigation and consult with your financial adviser if you are contemplating participation in the Offer. The Fund makes no representation with respect to, and does not warrant in any manner, the accuracy and completeness of information regarding the Portfolio Securities or their issuers, including information found on the linked web sites. The Portfolio Securities may increase or decrease in value between the Expiration Date and your actual receipt of the Portfolio Securities in the Mexican Account as well as during the period you hold the Portfolio Securities. In addition, Mexican public companies are subject to less stringent disclosure standards and regulatory oversight than U.S. companies. Information available regarding the companies representing the Portfolio Securities is likely to be in Spanish, less extensive than that of U.S. public companies, and may not be accurate or current. Stockholders who retain the Portfolio Securities for investment purposes will need to conduct their own continuing investment research regarding the Mexican companies comprising the Portfolio Securities and/or seek assistance from their financial advisers.

Since August 2007, the Mexican equity market, along with equity and debt markets worldwide, has experienced increased volatility following the sub-prime mortgage financial losses in the United States. During 2008 and the first half of 2009, U.S. and worldwide economies, including the Mexican economy, continued to decline, as many large banks and other financial institutions reported write-downs in the fair value of their assets, engaged in distressed mergers and acquisitions, or declared bankruptcy. These and other events have led to rising unemployment, deteriorating consumer confidence and a general reduction in spending by both consumers and businesses globally. As a result, the performance of the Mexican financial markets, while strong in recent years, remains uncertain in the near term. Political or economic unrest in Mexico, should it occur, may also have an adverse impact on the market price and net asset value of the Fund’s shares. As with any foreign investment, there also exists the risk of expropriation and restrictions on foreign investment.

Whether you immediately dispose of the Portfolio Securities you receive or whether you decide to retain them, there will be additional costs beyond those of participating in the Offer that could impact the overall return

v

you receive for participation in the Offer, including additional brokerage commissions and expenses. You should also consider the tax consequences of participation in the Offer and the disposition or retention of the Portfolio Securities received. The receipt of the Portfolio Securities generally is a taxable transaction. Subsequently, the sale of the Portfolio Securities will also generally be a separate taxable transaction.

In addition, whether or not you participate in the Offer, there is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on the level of participation in the Offer and whether participating stockholders choose to dispose of the Portfolio Securities shortly after the Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if stockholders participate in the Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund’s other investments, which risk affects both participating and non-participating stockholders.

The Offer will also have the effect of increasing the percentage interest in the Fund of non-participating stockholders as well as increasing the Fund’s expense ratio. Additionally, shares submitted in the Offer will not be counted for purposes of any Fund events with a record date after the Expiration Date (in other words, tendered shares would not be able to vote, participate in Fund dividends, etc.).

The Fund recommends that you consult your financial and tax advisers prior to making a decision to participate in the Offer. The Fund cannot provide any advice or assistance to stockholders regarding the Offer or the establishment of the Mexican Account necessary for participation in the Offer.

If I decide not to participate in the Offer, how will that affect the Fund shares that I own? (See Section 10, “Source and Amount of Funds; Effect of the Offer”)

Your percentage ownership interest in the Fund may increase after completion of the Offer, assuming the participation of some stockholders in the Offer. Because the asset size of the Fund may decrease as a result of the Offer, per share expenses of the Fund may increase. Additionally, a reduced number of Fund shares available for trading may affect the liquidity of Fund shares and the ability of a holder to obtain accurate market quotations for Fund shares from the New York Stock Exchange.

Will I have to pay anything to participate in the Offer?

You may incur costs in establishing the Mexican Account and costs associated with either the retention or liquidation of the Portfolio Securities. Additionally, your U.S. broker, dealer or other institution may charge you a fee for processing your paperwork to participate in the Offer and sending it to the Depositary.

May I withdraw my shares after I have tendered them for purchase and, if so, by when? (See Section 4, Withdrawal Rights”)

Yes, you may withdraw your shares at any time prior to 11:59 p.m., New York City time on the Expiration Date. A notice of withdrawal of shares submitted in the Offer must be timely received by the Depositary and the notice must specify the name of the stockholder who submitted the shares in the Offer, the number of shares being withdrawn and, with respect to share certificates representing shares submitted in the Offer that have been delivered or otherwise identified to the Depositary, the name of the registered owner if different from the person who submitted the shares in the Offer. Withdrawn shares can be again submitted in the Offer by following the procedures of the Offer before the Expiration Date (including any extension period). In addition, if the Fund has not yet accepted tendered shares for payment, you may withdraw your shares after 11:59 p.m. New York City time on October 29, 2009.

May I place conditions on my participation in the Offer?

No.

Is there a limit on the number of shares I tender in the Offer? (See Section 1, “Terms of the Offer; Expiration Date”)

Yes. If the number of shares tendered for purchase exceeds the number of shares which the Fund is offering to purchase, the Fund will purchase tendered shares on a pro-rata basis. The Fund may, in its discretion, accept all shares tendered by stockholders who own fewer than 100 shares and tender all their shares for purchase in this Offer, before pro-rating the shares tendered by other stockholders. There can be no assurance that the Fund will be able to purchase all the shares that you tender even if you tender all the shares that you own.

When will the Portfolio Securities be transferred in exchange for shares tendered in the Offer? (See Section 2, “Acceptance for Payment and Payment for Shares” and Section 10, “Factors to Considered Regarding Participation in the Offer”)

Assuming compliance with all applicable procedures of the Offer including establishment of the Mexican Account, the Portfolio Securities will be transferred to participating stockholders’ Mexican Accounts as soon as practicable after the Expiration Date. The value of the Portfolio Securities may decrease or increase between the Expiration Date and the actual receipt of the Portfolio Securities in the Mexican Account. By participating in the Offer, you assume these market risks.

If Portfolio Securities distributed as proceeds for participation in the Offer remain unclaimed by a participating stockholder, they will be held in an account with the Mexican Custodian for the benefit of the participating stockholder. Any further investment of such Portfolio Securities will be at the sole discretion of the participating stockholder, and the Fund is not responsible for the investment performance of such Portfolio Securities. This account will be separate from any accounts which contain Fund assets, and the will be no further management of such Portfolio Securities by the Fund’s investment adviser.

Is my participation in the Offer a taxable transaction for U.S. federal income tax purposes? (See Section 14, “Federal Income Tax Consequences of the Offer”)

For most stockholders, yes. The participation in the Offer by U.S. stockholders, other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. There may also be federal tax withholding. See Section 14 of the Offer Notice for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax adviser as well.

May the Offer be extended? (See Section 16, “Extension of Tender Period; Termination; Amendments)

Yes. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. The Expiration Date is at 11:59 p.m., New York City time, on October 5, 2009, unless extended.

Is there any reason shares submitted in the Offer would not be accepted? (See Section 3, “Procedure for Participating in the Offer”)

The Fund has reserved the right to reject any and all requests to participate in the Offer determined by it not to be in appropriate form. The Offer is not conditioned upon submission of a minimum number of Fund shares.

How will shares tendered in the Offer be accepted for purchase? (See Section 3, “Procedure for Participating in the Offer”)

Shares properly tendered in the Offer will be accepted for purchase by the determination of the Fund, which will thereafter transfer the shares tendered to the Fund’s custodian. The Fund’s custodian will transfer the Portfolio Securities to the Mexican Accounts as soon as practicable after the Expiration Date.

If Portfolio Securities distributed as proceeds for participation in the Offer remain unclaimed by a participating stockholder, they will be held in an account with the Mexican Custodian for the benefit of the participating stockholder. Any further investment of such Portfolio Securities will be at the sole discretion of the participating stockholder, and the Fund is not responsible for the investment performance of such Portfolio Securities. This account will be separate from any accounts which contain Fund assets, and the will be no further management of such Portfolio Securities by the Fund’s investment adviser.

How do I obtain additional information? (See Section 19, “Contacting the Depositary and the Information Agent”)

Questions and requests for assistance should be directed to the Information Agent, at 1-888-877-5373. Requests for additional copies of the Offer, the Letter of Transmittal and all other related documents should also be directed to the Information Agent. If you do not hold certificates for your shares or if you are not the record holder of your shares, you should obtain this information and the documents from your broker, commercial bank, trust company or other nominee, as appropriate.

The Depositary for the Offer is:

American Stock Transfer & Trust Co.

59 Maiden Lane, Plaza Level

New York, NY 10038

(877) 248-6417

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY USA 10038

Stockholders, Call Toll Free: 1-888-877-5373

1.	Terms of the Offer; Expiration Date.

Upon the terms and conditions set forth herein, the Fund will accept for payment in-kind (and thereby purchase) up to fifteen percent (15%) of the Fund’s issued and outstanding shares of common stock, or 2,551,997 shares in the aggregate, validly tendered on or prior to 11:59 p.m., New York City time, on the Expiration Date and not withdrawn as permitted by Section 4. A stockholder may tender some or all of the Fund shares owned by the stockholder.

If the number of shares tendered exceeds the number of shares which the Fund is offering to purchase, the Fund will purchase tendered shares on a pro-rata basis. The Fund may, in its discretion, accept all shares tendered by stockholders who own fewer than 100 shares and tender all their shares for purchase in this Offer, before pro-rating the shares tendered by other stockholders. There can be no assurance that the Fund will be able to purchase all the shares that you tender even if you tender all the shares that you own.

If a stockholder decides against continuing to own shares of the Fund, consideration should be given to the relative benefits and costs of participating in the Offer, including, but not limited to, the requirement of establishing a Mexican brokerage or custodial account (“Mexican Account”), the risks of receiving the Portfolio Securities for which there may be less information available, and the costs and risks of disposing of the Portfolio Securities or retaining them, versus selling the Fund shares on the open market, such as a transaction on the New York Stock Exchange, at the prevailing market price with the associated transaction costs, and receiving cash payment in U.S. Dollars. See Section 9 of this Offer Notice.

The Fund reserves the right in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of shares in the manner specified below, the Offer is scheduled to expire at any time earlier that the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment in-kind, and will pay for, Fund shares validly tendered on or before the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer Notice as soon as practicable after the Expiration Date. In all cases, payment for Fund shares tendered for purchase and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Fund shares (unless such Fund shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal, including any necessary tax forms. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Fund shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Fund shares validly tendered and not withdrawn as of and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Fund shares pursuant to the Offer. The Depositary will cancel shares submitted in the Offer and the Fund’s custodian will transfer the Portfolio Securities to the Mexican Accounts as promptly as practicable after the Expiration Date. By participating in this Offer, you assume these market risks. If any Fund shares tendered for purchase are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid submission, (i) certificates for such untendered Fund shares will be returned, without expense to the participating stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Fund shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained with the appropriate Book-Entry Transfer

Facility (as defined in Section 3 below), and (iii) uncertificated Fund shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The sale proceeds of the Offer will be paid in a pro-rata portion of the Portfolio Securities except for (a) securities which, if distributed, would be required to be registered under the Securities Act of 1933, as amended (“Securities Act”); (b) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles; and (c) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and repurchase agreements) that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. With respect to the Portfolio Securities, as to fractional shares and/or odd lots of securities and/or amounts attributable to any cash position (including short-term non-equity securities) for stockholders of record, the Fund will (a) pay cash (in Mexican pesos) for fractional shares and/or odd lots of securities and/or amounts attributable to any cash position (including short-term non-equity securities); (b) round off (up or down) odd lots or fractional shares so as to eliminate them prior to distribution; or (c) pay a higher pro-rata percentage of equity securities to represent such items. The choice of option (a), (b), or (c) with respect to the treatment of fractional shares and/or odd lots of securities is at the discretion of the Fund.

Portfolio Securities distributed as proceeds for participation in the Offer will be valued on the Expiration Date in the same manner as they would be valued for the purposes of computing the Fund’s net asset value. In the case of Portfolio Securities traded on a public securities market for which quotations are available, this means their last reported sales price on the exchange on which the securities are primarily traded (with respect to Portfolio Securities traded on the Mexican Stock Exchange, the last reported closing price), or, if the securities are not listed on an exchange or the national securities market, or if there is no such reported price, the average of the most recent bid and asked price (or, if no such asked price is available, the last quoted bid prices). The Portfolio Securities distributed to stockholders pursuant to the Offer will be limited to securities that are traded on a public securities market or for which quoted bid and asked prices are available. Other than the identification of the Portfolio Securities on the Expiration Date, the Fund will not be providing stockholders any further information about the Portfolio Securities. The Fund does maintain, on the “Links” portion of its web site, access to several issuer-maintained web sites containing publicly available information about the particular issuer. Information provided by the issuer on its web site is often in Spanish.

If Portfolio Securities distributed as proceeds for participation in the Offer remain unclaimed by a participating stockholder, they will be held in an account with the Mexican Custodian for the benefit of the participating stockholder. Any further investment of such Portfolio Securities will be at the sole discretion of the participating stockholder, and the Fund is not responsible for the investment performance of such Portfolio Securities. This account will be separate from any accounts which contain Fund assets, and there will be no further management of such Portfolio Securities by the Fund’s investment adviser.

If the Fund is delayed in payment for, or is unable to accept for payment or pay for, Fund shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain Fund shares tendered for purchase, and such Fund shares may not be withdrawn.

Participating stockholders may be required to pay brokerage fees to a U.S. broker, dealer, commercial bank, trust company or other nominee in order to participate in the Offer. Participating stockholders may also be subject to certain tax consequences as discussed in Section 14 of this Offer.

Stockholders tendering shares in the Offer must ensure that all required information has been provided and is accurate. The Fund is not responsible for notifying stockholders of any inaccuracies or deficiencies in their submission and an invalid submission will result in the return of Fund shares tendered by a stockholder for purchase.

All stockholders are also advised that certain brokers, dealers or other parties may require instructions and information that are in addition to what is currently required by the Fund pursuant to this Offer, in order for such firms to facilitate the stockholder’s participation in the Offer. Certain Mexican securities brokers or custodians, at which a participating stockholder establishes a Mexican Account, may choose not to accept Offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, stockholders who wish to participate in the Offer are advised to consult their broker, dealer, commercial bank, trust company or other nominee well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

Additionally, all stockholders participating in the Offer must make the following representations:

(1) if your tender of Fund shares and/or receipt of Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which you reside and (ii) did not exercise trading authority or control over your decision to participate in this Offer (i.e., you instructed your broker to submit your Fund shares);

(2) none of the Fund, its investment adviser, nor any issuer of Portfolio Securities has made any recommendations regarding your participation in the Offer and none has recommended your receipt of Portfolio Securities in exchange for Fund shares, either directly or in a manner that would bring their recommendations to your attention; and

(3) the Fund has not, in connection with this Offer, volunteered information to you concerning the issuers of Portfolio Securities.

Stockholders who anticipate participating in the Offer are advised to consult with a Mexican bank or Mexican securities broker well in advance of the expiration of the Offer to ensure compliance with any additional informational requirements.

3.	Procedure for Participating in the Offer.

A.	Proper Tender of Shares.

Stockholders having Fund shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to participate in the Offer. For a stockholder to properly tender Fund shares pursuant to the Offer, (a) the Depositary must receive, prior to the Expiration Date, at the address set forth on the last page of this Offer Notice, either (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal including any required tax information, or (ii) in the case of a book-entry transfer, an Agent’s Message (as defined below) and DTC Election Form, and either the certificate for Shares must be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Notice or the participating stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) participating stockholders must comply with the Guaranteed Delivery Procedures set forth in this Section 3, in all cases prior to the Expiration Date.

Letters of Transmittal and certificates representing Fund shares tendered should NOT be sent or delivered to the Fund. Stockholders who do not have Fund shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities and deposit their shares with it and seek its assistance in submitting the documents (including the Mexican Account information) for participation in the Offer.

Participating stockholders must submit instructions as to brokerage or custodial arrangements entered into with appropriate Mexican stock brokers or Mexican banks (i.e., the Mexican Account) required in the transmittal documents in order to have validly tendered Fund shares for participation in the Offer. The forms for these instructions appear in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees submitting shares on behalf of clients, on the DTC Delivery Election Form. Certain brokers, dealers or other parties may require instructions and information regarding the Mexican Account that are in addition to what is currently required by the Fund pursuant to this Offer, in order for such firm to facilitate the stockholder’s participation in the Offer. Certain Mexican securities brokers or custodians, at which a participating stockholder establishes a Mexican Account, may choose not to accept Offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, stockholders who wish to participate in the Offer are advised to consult their broker, dealer, commercial bank, trust company or other nominee well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

All stockholders are also advised that the following representations are required of participants:

(1) if your tender of Fund shares and/or receipt of Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which you reside and (ii) did not exercise trading authority or control over your decision to participate in this Offer (i.e., you instructed your broker to submit your Fund shares);

(2) none of the Fund, its investment adviser, nor any issuer of Portfolio Securities has made any recommendations regarding your participation in the Offer and none has recommended your receipt of Portfolio Securities in exchange for Fund shares, either directly or in a manner that would bring their recommendations to your attention; and

(3) the Fund has not, in connection with this Offer, volunteered information to you concerning the issuers of Portfolio Securities.

The Fund’s transfer agent holds Fund shares in uncertificated form for certain Fund stockholders pursuant to the Fund’s dividend reinvestment plan. Stockholders may tender such Fund shares for purchase by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

The term “Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility (as defined in Part C below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined in Part C below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility who tendered the shares for purchase that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of the tender, and at the time the shares are accepted for payment, the person tendering (i) has a net long position equal to or greater than the amount tendered in shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer and (ii) will deliver or cause the Fund shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Fund shares for payment by the Fund will constitute a binding agreement between the tendering stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering stockholder’s representations that (i) such stockholder has a net long position in the Fund shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Fund shares complies with Rule 14e-4.

By submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Fund shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Fund shares in accordance with the terms of the Offer, the tendering stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Fund shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends and distributions declared in respect of such Fund shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Fund shares (and any such dividends and distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Fund shares (and any such dividends and distributions) or transfer ownership of such Fund shares (and any such dividends and distributions), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering stockholder, of the purchase price, (b) present such Fund shares (and any such dividends and distributions) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Fund shares (and any such dividends and distributions), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering stockholder with respect to such Fund shares (and any such dividends and distributions) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering stockholder (and, if given, will not be effective.)

By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering stockholder also shall be deemed to represent and warrant that: (a) the tendering stockholder has full power and authority to tender, sell, assign and transfer the tendered Fund shares (and any and all dividends and distributions declared in respect of such Fund shares after the Expiration Date); (b) when and to the extent the Fund accepts the Fund shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Fund shares (and any and all dividends and distributions declared in respect of such Fund shares after the Expiration Date); and (d) the tendering stockholder has read and agreed to all of the terms of the Offer Notice and the Letter of Transmittal.

B.	Signature Guarantees and Method of Delivery.

No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which includes any participant in the Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Fund shares) of Fund shares tendered, or (b) Fund shares are tendered for the account of a firm (an “Eligible Institution”) which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund shares tendered, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

If any of the Fund shares tendered are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Fund shares tendered are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to act must be submitted. “Satisfactory” evidence is in the sole discretion of the Fund.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund shares transmitted, no endorsements of certificates or separate stock powers are required unless proceeds from the Offer are to be sent to, or certificates for Fund shares which are not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on the certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate(s) for such Fund shares. Signatures on the certificates or stock powers must be guaranteed by an Eligible Institution.

C.	Book-Entry Delivery Procedure.

The Depositary will establish an account with respect to the Fund shares at DTC for purposes of the Offer within two business days after the date of this Offer Notice (“Book-Entry Transfer Facility”). Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make delivery of tendered Fund shares by causing (i) such Book-Entry Transfer Facility to transfer such Fund shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) a confirmation of receipt of such delivery to be received by the Depositary (“Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for submitted Fund shares on behalf of stockholders. Notwithstanding that delivery of Fund shares may be effected in accordance with this Book-Entry Delivery Procedure, the DTC Delivery Election Form and the Authorization Instructions Form must be transmitted to and received by the Depositary at the address set forth on the last page of this Offer Notice before the Expiration Date or the participating stockholder must comply with the Guaranteed Delivery Procedure set forth below (which requires submission of the Authorization Instructions Form).

Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

D.	Guaranteed Delivery Procedure.

If certificates for Fund shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, Fund shares may be properly tendered provided that:

(i) the submission is made by or through an Eligible Institution, as defined above;

(ii) a properly completed and executed Notice of Guaranteed Delivery, DTC Delivery Election Form and the Authorization Instructions Form, substantially in the form provided by the Fund, is received by the Depositary by the Expiration Date; and

(iii) the Fund share certificates evidencing all Fund shares, in proper form for transfer, or a Book-Entry confirmation, together with the Letter of Transmittal properly completed and executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, purchase of Fund shares accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely receipt of confirmation with respect to) such Fund shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, participating stockholders may be paid at different times depending upon when certificates for shares or confirmations of receipt for such shares are actually received by the Depositary.

E.	Determination of Validity.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Fund shares tendered for purchase will be determined by the Fund, in its sole discretion, and the determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase or pay for any Fund shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for the Fund shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Fund share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding.

NONE OF THE FUND, THE INVESTMENT ADVISER, THE DEPOSITARY, THE INFORMATION AGENT, THE CUSTODIAN OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF DEFECTS OR IRREGULARITIES, OR WAIVERS OF DEFECTS OR IRREGULARITIES IN A TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO DO SO.

The method of delivery of Fund shares, the Letter of Transmittal, and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the participating stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by confirmation of receipt of delivery received by the Depositary). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

F.	Federal Income Tax Withholding.

To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each U.S. stockholder who has not previously submitted a correct, completed and signed Form W-9 to the Fund or does not otherwise establish an exemption from withholding must notify the Depositary of the stockholder’s correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the

Substitute Form W-9 included in the Letter of Transmittal. Certain U.S. stockholders (including, among others, all corporations) are not subject to these backup withholding requirements.

Non-U.S. stockholders who have not previously submitted a correct, completed and signed Form W-8 BEN or Form W-8 ECI to the Fund must submit a form to the Depositary in order to avoid backup withholding. For those stockholders, a copy of Form W-8 BEN or Form W-8 ECI is available upon request.

Failure to submit the documentation described above or establish an exemption necessary to prevent backup withholding will result in an invalid submission of shares for participation in the Offer and, accordingly, the stockholder’s tendered shares will not be accepted for purchase.

For a discussion of certain other U.S. federal income tax consequences to participating stockholders, see Section 14 of this Offer Notice.

4.	Withdrawal Rights.

A tender of Fund shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Additionally, the amount of shares tendered may be increased or decreased by the stockholder prior to the Expiration Date. In addition, if the Fund has not yet accepted tendered shares for payment, you may withdraw your tendered shares after 11:59 p.m. New York City time on October 29, 2009. After the Fund has accepted tendered shares for payment, all tenders made pursuant to the Offer are irrevocable. Upon the terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered shares promptly after the Expiration Date.

To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the last page of this Offer. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Fund shares to be withdrawn, and the names in which the Fund shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Fund shares withdrawn must also be furnished to the Depositary. If Fund shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fund shares (which must be the same name, number and Book-Entry Transfer Facility from which the Fund shares were tendered for purchase, and must comply with the procedures of the Book-Entry Transfer Facility).

Shares may be submitted again after a withdrawal has been made if the necessary documents and procedures for the submission of shares for participation in the Offer are followed as described in this Offer Notice.

5.	Purpose of the Offer.

On May 15, 2009, the Fund announced that the Board adopted a statement setting forth a consolidated strategy to reduce the Fund’s stock price discount. Among other actions, the Board stated that if after the elimination of the Fund’s in-kind repurchase offer program as a fundamental policy of the Fund (the “Policy”) by a vote of the Fund’s stockholders, the Fund were to trade at a volume-weighted average discount to NAV of greater than 10% during a 12-week measuring period, the Board would authorize an in-kind tender offer to acquire 15% of the Fund’s outstanding securities at a price of 98% of the Fund’s NAV on the pricing date for the tender offer in exchange for a pro-rata “slice” of the Fund’s Portfolio Securities. At a special meeting of stockholders on June 8, 2009, stockholders approved the elimination of the Policy. Since stockholders voted to eliminate the Policy, the first 12-week rolling measuring period commenced beginning with the week of June 8, 2009 and expired on August 28, 2009. The Fund’s shares traded at a volume-weighted average discount to NAV of 10.51% during this 12-week measuring period. Therefore, the Board has determined to effect this Offer under Rule 13e-4 of the Exchange Act.

The Fund is making the Offer to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s ongoing efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the New York Stock Exchange. The Offer may represent greater value than stockholders would receive by selling Fund shares on the New York Stock Exchange, depending on certain factors. The Offer provides a means for stockholders who want to sell their shares in the Fund to do so at 98.00% of net asset value. In addition, by giving participating stockholders Portfolio Securities, it is anticipated that the Fund and those stockholders who do not participate in the Offer will avoid recognition of capital gains which could be incurred by the Fund in liquidating the Portfolio Securities if the participating stockholders were to receive cash for their shares of the Fund.

The Offer has been unanimously approved by the Board. However, none of the members of the Board, the Fund’s executive officers or any of its affiliates has made any recommendations to any stockholders as to whether to participate in the Offer. Stockholders are encouraged to consult their investment and tax advisers.

6.	Plans or Proposals of the Fund.

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

7.	Price Range of Shares.

The Fund shares are traded on the New York Stock Exchange. During each fiscal quarter of the Fund during the past two fiscal years (as well as the first fiscal quarter of 2009), the high and low NAV, and market price per share, as well as the closing NAV and market price per share (as of the close of regular trading on the New York Stock Exchange on the last day of each of the Fund’s fiscal quarters) were as follows:

Fiscal Quarter Ended	NAV ($)			Market Price ($)
	High	Low	Close	High	Low	Close
January 31, 2007	$47.47	$42.36	$44.51	$42.95	$36.49	$39.99
April 30, 2007	$49.60	$41.94	$45.74	$42.88	$35.80	$39.53
July 31, 2007	$52.99	$45.74	$49.88	$45.50	$39.46	$42.85
October 31, 2007	$52.72	$43.27	$51.23	$45.95	$34.77	$45.20
January 31, 2008	$50.58	$34.86	$39.48	$44.54	$27.50	$33.70
April 30, 2008	$43.13	$38.11	$41.04	$36.21	$31.47	$34.15
July 31, 2008	$44.49	$37.07	$37.64	$37.83	$31.60	$32.47
October 31, 2008	$37.26	$16.21	$19.41	$33.22	$12.11	$16.56
January 31, 2009	$20.68	$14.96	$14.96	$17.51	$12.87	$13.14
April 30, 2009	$17.36	$12.34	$16.40	$14.99	$10.25	$14.50
July 31, 2009	$21.33	$16.40	$21.33	$19.16	$14.43	$19.11

The Fund has a Managed Distribution Plan (“MDP”) under which the Fund declares and pays quarterly distributions to stockholders, each of which may include capital gains distributions. The Board currently maintains quarterly cash distributions under the MDP at an annualized rate of 10% of NAV. The MDP is subject to regular periodic review by the Fund’s Board. The Board may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s exemptive order.

It is anticipated that no cash distribution will be declared by the Board with a record date occurring before the Expiration Date of the Offer and that, accordingly, holders of Shares purchased pursuant to the Offer will not receive any such distribution with respect to such Shares.

8.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The members of the Board are: Emilio Carrillo Gamboa (Chairman), Eugenio Clariond Reyes-Retana, José Luis Gómez Pimienta, Claudio X. González, Robert L. Knauss, Jaime Serra Puche and Marc J. Shapiro. Each member of the Board, except Mr. Gómez Pimienta, is considered an independent director and not an “interested person” of the Fund, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”). Mr. Gómez Pimienta is considered an interested person because of his affiliation with Impulsora del Fondo México, S.C. (“Adviser”), the investment adviser of the Fund.

The executive officers of the Fund are: José Luis Gómez Pimienta (President and Chief Executive Officer), Alberto Osorio (Senior Vice President, Treasurer and Chief Financial Officer), Samuel García-Cuéllar (Secretary), Carlos H. Woodworth (Chief Compliance Officer), Eduardo Solano (Vice President of Investor Relations), Alberto Gómez Pimienta (Vice President of Operations) and Sander M. Bieber (Assistant Secretary).

Correspondence to the Directors and executive officers of the Fund should be mailed c/o The Mexico Fund, Inc., 1775 I Street, N.W., Washington, D.C. 20006.

The Directors and executive officers of the Fund and their associates (as that term is defined in Rule 12b-2 under the Exchange Act) and the aggregate number and percentage of Fund shares that each beneficially owns as of August 28, 2009 is set forth in the table below.

Name and Position	Number of shares beneficially owned	Percentage of shares beneficially owned
Mr. Claudio X. Gonzalez, Director	81,609	0.48%

Mr. Jaime Serra Puche, Director	4,889	0.03%

Mr. Emilio Carrillo Gamboa, Director	6,358 (of which 2,798 is indirectly owned by his wife)	0.04%

Mr. Robert L. Knauss, Director	9,199	0.05%

Mr. Eugenio Clariond Reyes-Retana, Director	12,723	0.07%

Mr. Jose Luis Gomez Pimienta, Director, President and Chief Executive Officer	17,477	0.10%

Mr. Marc Shapiro, Director	14,642	0.09%

Mr. Alberto Osorio, Senior Vice President, Treasurer and Chief Financial Officer	2,000	0.01%

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Fund shares during the sixty business day period prior to the date hereof.

Except as set forth in this Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Fund shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Fund shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The Fund has been advised that none of the members of the Board or the Fund’s executive officers intend to participate in the Offer. However, the Fund’s investment adviser does intend to participate in the Offer. As of August 28, 2009, the Fund’s investment adviser owned 164,318 shares of the Fund.

9.	Factors to Consider Regarding the Decision to Participate in the Offer.

The decision whether a Fund stockholder should participate in the Offer depends on the facts and circumstances of each Fund stockholder. The Fund suggests that stockholders consider the expenses associated with participation in the Offer, including establishment of the Mexican Account and other related paperwork as well as the implications of owning Portfolio Securities.

Without consideration of any potential tax consequences to a stockholder of participation in the Offer, the actual per share expense to a stockholder of participation depends on a number of factors, including the number of shares tendered, the varying expenses associated with establishing the Mexican Account and/or enlisting the assistance of a U.S. bank or broker which may charge clients a fee for submitting the documentation necessary for participation. Moreover, participating stockholders may incur additional expenses following their participation in the Offer depending on whether they sell or retain the Portfolio Securities.

Participating stockholders may wish to retain the Portfolio Securities as an investment for the long-term. The Fund’s web site, http://www.themexicofund.com, maintains links to web sites maintained by some of the issuers of its Portfolio Securities, under the “Links” portion of its web site. Most of the available web sites, which contain publicly available information about the particular issuer, are written in Spanish. The Fund is not providing stockholders with any information regarding the Portfolio Securities. The Fund makes no representation with respect to, and does not warrant in any manner, the accuracy and completeness of information regarding the Portfolio Securities or their issuers, including information found on the linked web sites. Participating stockholders may not have the means to effectively monitor, or monitor as efficiently as with a managed investment vehicle, the performance of the Portfolio Securities, and the Portfolio Securities would be subject to the typical investment risks associated with foreign investments in developing markets. In addition, information regarding the Mexican companies that comprise the Portfolio Securities may not be as current as information provided by U.S. public companies and is likely to be available only in Spanish. Mexican public companies are subject to less stringent disclosure standards and regulatory oversight than U.S. companies. There also may be additional future expenses participating stockholders incur in retaining the Portfolio Securities. If participating stockholders receive Portfolio Securities and then determine to liquidate the Portfolio Securities, participating stockholders would be subject to investment and currency risks as well as additional expenses and tax consequences associated with liquidation of the Portfolio Securities. Stockholders are encouraged to consult with their financial and tax advisers regarding these issues.

The value of the Portfolio Securities may decrease or increase between the Expiration Date and the actual receipt of Portfolio Securities in the Mexican Account. By participating in this Offer, you assume these market risks.

NONE OF THE FUND, ITS BOARD, ITS INVESTMENT ADVISER, NOR ANY ISSUER WHOSE SECURITIES ARE DISTRIBUTED AS PROCEEDS OF THE OFFER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO PARTICIPATE IN THE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN FINANCIAL AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PARTICIPATE.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

These documents are issued by the Fund and to the extent that they are deemed to constitute a financial promotion capable of having effect in the United Kingdom it has been approved by Computershare Investor Services PLC, an affiliate of the Information Agent for the purpose of the Financial Services and Markets Act 2000 of the United Kingdom.

Computershare Investor Services PLC is authorized and regulated by the Financial Services Authority and is registered in the United Kingdom, no. 03498808 and its registered office is at The Pavilions, Bridgwater Road, Bristol, BS13 8AE.

The Mexican Account

Stockholders who participate in the Offer must comply with the terms of the Offer which includes establishment or availability of the Mexican Account, submission of information regarding the Mexican Account, and submission of information necessary for tax purposes. Participating stockholders must provide information regarding the Mexican Account where Portfolio Securities may be transferred. Establishing and maintaining the Mexican Account may entail additional expenses that should be considered when determining whether participation in the Offer represents the best method to realize the value of the stockholder’s investment in the Fund. Furthermore, the Mexican Account may be subject to different procedures, laws and risks than a U.S. brokerage account. All stockholders are advised that certain brokers, dealers or other parties may require instructions and information that is in addition to what is currently required by the Fund pursuant to this Offer for the Mexican Account, in order for such firm to facilitate the stockholder’s participation in the Offer. Certain Mexican securities brokers or custodians, at which a participating stockholder establishes a Mexican Account, may choose not to accept Offer proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, stockholders who wish to participate in the Offer are advised to consult their broker, dealer, commercial bank, trust company or other nominee well in advance of the Expiration Date to ensure compliance with any additional informational requirements imposed by such firms.

Investing in Foreign Securities

The decision to participate in the Offer and retain the Portfolio Securities represents a direct investment in the securities of Mexican issuers.

Participating stockholders should be aware of the risks of such a direct investment and the potential difficulties of managing a portfolio of foreign securities.

Investment in Mexican securities involves special considerations and risks that are not normally associated with investments in U.S. securities, including (1) lesser liquidity and smaller market capitalization of the Mexican securities markets; (2) currency fluctuations; (3) higher rates of inflation and domestic interest rates; and (4) less stringent disclosure requirements, less available information regarding Mexican public companies and less active regulatory oversight of Mexican public companies.

Market Illiquidity; Volatility.    The Mexican securities market is substantially smaller, less liquid and more volatile than the major securities markets in the United States. Although the Mexican Stock Exchange is one of Latin America’s largest exchanges by market capitalization, it remains relatively small and illiquid compared to major world markets. In fact, during the last year trading activity has contracted and market capitalization has decreased. The market capitalization of the Mexican Stock Exchange as of August 28, 2009 amounted to approximately $345 billion U.S. Dollars, and the dollar value of daily trading activity averaged $385 million U.S. Dollars from August 2008 to August 2009. In addition, trading on the Mexican Stock Exchange is concentrated. Approximately 80% of the total traded volume of the Mexican Stock Exchange during July 2009 was produced by 13 issuers. Finally, prices of equity securities traded on the Mexican Stock Exchange are generally more volatile than prices of equity securities traded on the New York Stock Exchange. The combination of price volatility and the relatively limited liquidity of the Mexican Stock Exchange may have an adverse impact on the investment performance of the Portfolio Securities.

There is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on stockholder participation in the Offer and whether participating stockholders choose to dispose of the Portfolio Securities shortly after the Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if stockholders participate in the Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund’s other investments, which risk affects both participating and non-participating stockholders.

Current Market Conditions; Mexican Economic and Political Factors.    Since August 2007, the Mexican equity market, along with equity and debt markets worldwide, has experienced increased volatility following the sub-prime mortgage financial losses in the United States. During 2008 and the first half of 2009, U.S. and worldwide economies, including the Mexican economy, continued to decline, as many large banks and other financial institutions reported write-downs in the fair value of their assets, engaged in distressed mergers and acquisitions, or declared bankruptcy. These and other events have led to rising unemployment, deteriorating consumer confidence and a general reduction in spending by both consumers and businesses globally. As a result, the performance of the Mexican financial markets, while strong in recent years, remains uncertain in the near term.

Political, social or economic unrest in Mexico, should it occur, may have an adverse impact on the market price and net asset value of the Fund’s shares. As with any foreign investment, there also exists the risk of expropriation and restrictions on foreign investment. Although Mexico’s economy has strengthened in recent years and Mexico’s sovereign debt has received an “investment-grade” rating by the three most prominent rating agencies, including Standard and Poor’s Rating Group, Mexico continues to be characterized as a developing economy, and investments in developing countries are subject to certain economic risks. Mexico has in the past experienced widespread bank failures, currency devaluations, and high levels of inflation and interest rates. Mexico is also dependent on certain industries and exports for the health of its economy. The Portfolio Securities are denominated in Mexican pesos. As a result, the Portfolio Securities must increase in market value at a rate in excess of the rate of any decline in the value of the peso against the U.S. dollar in order to avoid a decline in their equivalent U.S. dollar value. From August 2008 to August 2009, the value of the peso has declined 23.03% against the U.S. dollar.

Mexican Securities Laws and Accounting Rules.    There is less publicly available information about the issuers of Mexican securities such as the Portfolio Securities than is regularly published by issuers in the United States. Information provided by Mexican public companies may not be current, accurate or easily obtainable and, to the extent available, is likely to be in Spanish. Also, there is generally less governmental supervision and regulation of exchanges, brokers and issuers in Mexico than there is in the United States. U.S. holders of Portfolio Securities may also experience difficulties enforcing U.S. laws or obtaining service of process against the issuers of the Portfolio Securities.

Managing and Retaining the Portfolio Securities as an Investment.    In addition to the risk factors discussed above, participating stockholders who desire to retain the Portfolio Securities as part of their investment portfolio should consider whether they have the ability to actively manage a portfolio of foreign securities. Stockholders may have invested in the Fund for exposure to the Mexican securities market with the assistance of a professional portfolio manager familiar with that market. Stockholders may not have access to the information and experience necessary to effectively manage the Portfolio Securities and may incur losses from holding the Portfolio Securities as an investment.

Entitlement to Dividends.    Stockholders participating in the Offer will receive any dividends declared by any of the Fund’s portfolio companies between the Expiration Date and the time that proceeds are paid.

Tax Consequences of Participating and Retaining or Disposing of Portfolio Securities.    Participation in the Offer is a taxable event for a participating stockholder and a participating stockholder will recognize a gain or loss upon receipt of the Portfolio Securities. Additionally, the disposition of the Portfolio Securities represents a separate taxable event and a stockholder will recognize a taxable gain or loss at the time of sale based upon the difference in the value of the Portfolio Securities received and the value of the Portfolio Securities at their time of sale.

Depending on the level of participation in the Offer, the liquidity of Fund shares is likely to decrease and the Fund expense ratio is likely to increase because there will be fewer Fund shares issued and outstanding as a result of the Offer. The Fund has been advised that the Fund’s investment adviser does not anticipate that its investment strategy and the Fund’s investment objective will be materially affected by the Offer.

Fund stockholders who desire to sell their Fund shares should evaluate these factors and their own particular situation to determine if it is administratively easier and less costly to sell their shares on the New York Stock Exchange.

NONE OF THE FUND, ITS BOARD, ITS INVESTMENT ADVISER, NOR ANY ISSUER WHOSE SECURITIES ARE DISTRIBUTED AS PROCEEDS OF THE OFFER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO PARTICIPATE IN THE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER NOTICE, CONSULT THEIR OWN FINANCIAL AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PARTICIPATE.

THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO PARTICIPATE IN THE OFFER. HOWEVER, THE FUND’S INVESTMENT ADVISER DOES INTEND TO PARTICIPATE IN THE OFFER. AS OF AUGUST 28, 2009, THE FUND’S INVESTMENT ADVISER OWNED 164,318 SHARES OF THE FUND.

10.	Source and Amount of Funds; Effect of the Offer.

The actual cost to the Fund cannot be determined at this time because the number of Fund shares to be purchased will depend on the number tendered, and the purchase price will be determined on the Expiration Date. The total cost to the Fund of purchasing 15% of its issued and outstanding Fund shares pursuant to the Offer would be approximately $57.2 million (based on 98% of the Fund’s total NAV on August 28, 2009). The Fund has the resources necessary to make payment for Fund shares tendered for purchase in the Offer since the Fund will distribute Portfolio Securities to stockholders participating in the Offer.

The Fund will value the Portfolio Securities to be distributed to stockholders in the same manner the Fund uses to compute its NAV. For amounts that are expected to be distributed in cash (in Mexican pesos), the Fund will maintain an equal amount of securities that can be readily converted to cash, for approximately the price at which the Fund has valued the investment within a period between the Expiration Date and the time that proceeds are paid, from the commencement of the Offer until the Expiration Date.

Participating stockholders may experience a delay in the re-registration of the Portfolio Securities received as proceeds from the Offer due to the process of transferring title and verification of Mexican Account information. Participating stockholders who are not Fund stockholders of record, but instead hold and present their Fund shares in the name of a broker, dealer, financial institution or other nominee, will receive the Portfolio Securities to which they are entitled in the name of their broker, dealer, financial institution or other nominee. It will be the responsibility of such brokers, dealers, financial institutions or other nominees to calculate and distribute or credit either fractional shares or cash in respect of fractional shares, at their election, to their clients’ accounts. Participating stockholders will have to confirm that the correct number of Portfolio Securities has been credited to the participating stockholders by the participating stockholder’s broker or agent. The Fund anticipates publishing the identity of the Portfolio Securities via press release and the Fund’s web site on or about the Expiration Date.

All stockholders are advised that certain brokers, dealers, or other parties may require instructions and information that are in addition to what is currently required by the Fund pursuant to this Offer, in order for such firms to facilitate the stockholder’s participation in the Offer. Certain Mexican securities brokers or custodians, at which a participating stockholder establishes a Mexican Account, Offer accept proceeds on behalf of participating stockholder clients or may delay acceptance of proceeds until the additional instructions and confirmations are received from their participating stockholder clients. Accordingly, stockholders who anticipate participating in the Offer are advised to consult with a Mexican bank or Mexican securities broker well in advance of the expiration of the Offer to ensure compliance with any additional informational requirements.

A participating stockholder’s broker may charge a processing fee for assistance in transmitting the required documentation for participation in the Offer to the Depositary and a participating stockholder may incur expenses associated with establishment of the Mexican Account to receive the Portfolio Securities plus fees, expenses and brokerage commissions associated with the disposal or retention of such Portfolio Securities.

Under no circumstances will the Fund pay interest to participating stockholders for Fund shares purchased regardless of any delay in making payment therefor. Participating stockholders will not be obligated to pay the Fund brokerage commissions or fees in connection with their demand to purchase Fund shares, although a participating stockholder’s broker may charge a processing fee for assistance in transmitting the required documentation for participation in the Offer to the Depositary and a participating stockholder may incur expenses associated with establishment of the Mexican Account to receive the Portfolio Securities plus fees, expenses and brokerage commissions associated with the disposal or retention of such Portfolio Securities.

The purchase of Fund shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating stockholders and reducing the net assets of the Fund. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund. Additionally, a reduction in the number of Fund shares issued and outstanding may reduce the liquidity and the depth of the trading market for the Fund shares. All Fund shares purchased by the Fund pursuant to the Offer will be cancelled. Shares submitted in the Offer will not be counted for purposes of any Fund events with a record date after the Expiration Date.

In addition, there is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on the level of participation in the Offer and whether participating stockholders choose to dispose of the Portfolio Securities shortly after the Offer.

Because the proceeds of the Offer are Portfolio Securities, the Fund will not experience the typical effects associated with a cash tender offer including the attendant risks of declining net asset value because of significant market pressure to dispose of securities, increased Fund brokerage and related transaction expenses, and the realization of capital gains by the Fund accompanying the liquidation of portfolio securities for cash.

Participation in the Offer will, however, have certain tax consequences, risks and expenses as further discussed below.

See the chart below for pro forma information regarding the effect of the Offer on the Fund’s total net assets and total shares outstanding.

Pro Forma Capitalization

	As of August 28, 2009	Adjustment for purchase at $22.43 per share* assuming purchase of 15% of outstanding Fund shares	Pro forma as adjusted
Total Net Assets	$389,333,901	$57,241,292	$332,092,609
Shares Outstanding	17,013,315	2,551,997	14,461,318

*	Based on 98% of the NAV per Fund share of $22.88 on August 28, 2009.

11.    Selected Financial Information.

Set forth below is a summary of selected financial information for the Fund for the fiscal years ended October 31, 2004, 2005, 2006, 2007 and 2008 and for the six months ended April 30, 2009. The information with respect to such fiscal years has been excerpted from the Fund’s audited financial statements contained in its annual reports to stockholders for these years. These annual reports were previously provided to Fund stockholders. Copies of the audited financial statements can be obtained free of charge at the web site of the Fund (http://www.themexicofund.com) and the web site of the Securities and Exchange Commission (the “Commission”) (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matters contained therein.

Summary of Selected Financial Information

	For the Six Months Ended April 30,	For the Year Ended October 31,
	2009 (Unaudited)	2008	2007	2006	2005	2004
Per Share Operating Performance:
Net asset value, beginning of period	$19.41	$51.23	$42.43	$31.65	$21.92	$17.36

Net investment income*	0.01	0.15	0.54	0.30	0.23	0.03
Net (loss) gain on investments and translation of foreign currency*	(0.55)	(24.61)	15.45	13.37	10.20	6.72

Total from investment operations*	(0.54)	(24.46)	15.99	13.67	10.43	6.75

Less Dividends and Distributions:
Dividends to stockholders from net investment income	—	(0.65)	(0.34)	(0.63)	(0.13)	—
Distributions to stockholders from net realized gain on investments	(2.37)	(6.52)	(3.64)	(2.28)	(0.58)	(0.31)
Distributions to stockholders from paid in capital	(0.10)	—	—	—	—	—

Total dividends and distributions	(2.47)	(7.17)	(3.98)	(2.91)	(0.71)	(0.31)

Capital Share Transactions:
Effect on NAV of stock repurchased	—	0.01	0.03	0.02	0.01	0.01
Capital charge resulting from issuance of fund shares	—	(0.20)	(3.24)	—	—	(1.89)

Total capital share transactions	—	(0.19)	(3.21)	0.02	0.01	(1.88)

Net asset value, end of period	$16.40	$19.41	$51.23	$42.43	$31.65	$21.92

Market value per share, end of period	$14.50	$16.56	$45.20	$36.91	$28.10	$18.65

Total investment return based on market value per share**	2.96%	(54.43)%	37.03%	44.14%	55.64%	27.39%

Ratios to Average Net Assets:
Expenses***	1.79%	1.15%	1.07%	1.20%	1.38%	1.64%
Net investment income***	0.07%	0.38%	1.26%	0.87%	0.84%	0.15%

Supplemental Data:
Net assets at end of period (in 000’s)	$281,999	$351,311	$974,746	$646,971	$534,654	$410,373
Portfolio turnover rate	29.76%	23.91%	35.70%	14.50%	29.24%	26.84%

*	Amounts were computed based on average shares outstanding during the period.
**	Total investment return is calculated assuming a purchase of common stock on the opening of the first day and a sale on the last business day of each period reported. Dividends and distributions, if any, are assumed to be reinvested at the lower of the net asset value or the closing market price on the dividend/distribution day. For fiscal 2004, the total return was calculated assuming a sale of the rights received on September 22, and reinvested in stock at the closing market price of that date. For fiscal, 2007, the total return was calculated assuming a sale of the rights received on March 26, and reinvested in stock at the closing market price of that date. If the distribution corresponding to long-term capital gains in fiscal 2007 were taken in stock, which was issued at $38.95 per share, the total return would have been 37.16%. If the distribution corresponding to long-term capital gains in fiscal 2008 were taken in stock, which was issued at $32.92 per share, the total return would have been (56.64)%.
***	Annualized

12.    Certain Information About the Fund.

The Fund is organized as a Maryland corporation and is a non-diversified, closed-end management investment company registered under the 1940 Act. The Fund shares were first issued to the public in June 1981. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Fund shares at the election of a stockholder and does not continuously offer its Fund shares for sale to the public.

The Fund’s investment objective is long-term capital appreciation through investment in securities, primarily equity, listed on the Mexican Stock Exchange. To achieve its investment objective, the Fund may invest at least 80% of its total assets in equity securities listed on the Mexican Stock Exchange, but may reduce its holdings in equity securities listed on the Mexican Stock Exchange below 80% of its total assets for temporary defensive purposes when unusual market or economic conditions occur. There is no assurance that the Fund will achieve its investment objective.

The principal executive offices of the Fund are located at 1775 I Street, N.W., Washington, D.C. 20006.

13.    Additional Information.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available, free of charge, on the Commission’s web site (http://www.sec.gov).

14.    Federal Income Tax Consequences of the Offer.

The following discussion is a general summary of the U.S. federal income tax consequences of the Offer. The discussion is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders. The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (“Code”), existing regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which change could be retroactive. The discussion applies only to stockholders in whose possession shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to certain types of stockholders (such as insurance companies, financial institutions, tax-exempt organizations, and broker-dealers) who may be subject to special rules. Persons who may be subject to tax in more than one country should consult the provisions of any applicable tax treaty to determine the potential tax consequences to them.

You should consult your own tax adviser for a complete description of the tax consequences to you of a purchase of shares pursuant to the Offer, including potential state, local and non-U.S. taxation by taxing jurisdictions of which you are a resident or domiciliary.

U.S. STOCKHOLDERS. This subsection is relevant to individuals who are citizens of the United States or resident aliens of the United States, domestic corporations, domestic partnerships, and certain estates and trusts treated as “U.S. persons” under the U.S. federal tax law. Under current federal income tax law, the receipt of Portfolio Securities for Fund shares pursuant to the Offer will generally be a taxable transaction. Stockholders who tender their shares receive either “exchange treatment” or “dividend treatment” with respect to their proceeds (i.e., the Portfolio Securities).

If a tender satisfies any of paragraphs (1), (2), (3), or (4) of Code Section 302(b), the proceeds shall be treated as payment for the stock that is redeemed, i.e., the tender will be accorded exchange treatment. If a tendering stockholder is entitled to exchange treatment, such stockholder would recognize gain or loss for U.S. federal income tax purposes equal to the difference between: (i) the fair market value of the Portfolio Securities (plus any cash) he or she receives, and (ii) the stockholder’s adjusted tax basis in the shares redeemed. The gain or loss would be capital gain or loss if the shares are capital assets in the hands of the stockholder. Under current law, the maximum federal income tax rate applicable to most non-corporate taxpayers on capital gain for assets held more than one year is 15%. Gain, or loss, must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) redeemed pursuant to the Offer.

On the other hand, if none of paragraphs (1), (2), (3), or (4) of Code Section 302(b) applies, the tender may be accorded dividend treatment. If so, Code Section 301 provides that tendering stockholders shall include the amount of that distribution (i.e., the fair market value of the Portfolio Securities and any cash received) as ordinary income to the extent of the Fund’s earnings and profits. In addition, if certain stockholders receive dividend treatment (and not exchange treatment) under Code Section 302(b), there may be a constructive dividend under Section 305(c) of the Code to stockholders who do not participate in the Offer whose proportionate interest in the earnings and assets of the Fund has been increased.

Code Section 302(b) provides, in pertinent part, that a tender shall be accorded exchange treatment if the tender:

(1) is “not essentially equivalent to a dividend;”

(2) is “substantially disproportionate” with respect to the stockholder;

(3) is “in complete repurchase” of all of the stock of the corporation owned by the stockholder; or

(4) in the case of a non-corporate stockholder, is “in partial liquidation” of the distributing corporation.

In all cases, a stockholder offering shares for tender would take a tax basis in the Portfolio Securities he or she receives that is equal to the fair market value of those Portfolio Securities on the date of the exchange.

Under the “wash sale” rules, recognition of a loss on shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires shares within 30 days before or after the date shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss.

Because the Depositary may be required to withhold 28% of the gross proceeds paid to a stockholder pursuant to the Offer unless either: (a) the stockholder has completed and submitted to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, providing the stockholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that the number is correct, and (ii) either that (A) the stockholder is exempt from backup withholding, (B) the stockholder has not been notified by the Internal Revenue Service (“IRS”) that the stockholder is subject to backup withholding as a result of an underreporting interest or dividends, or (C) the IRS has notified the stockholder that the stockholder is no longer subject to backup withholding; (b) the stockholder is a corporation; or (c) an exception applies under applicable law and Treasury regulations to such stockholders, failure to have provided the information mentioned in this paragraph will result in a defective submission and the Fund will be unable to purchase the participating stockholder’s shares. A beneficial owner who does not provide a correct taxpayer identification number (“TIN”) may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner’s federal income tax liability. Each beneficial owner of shares should consult with his or her own tax adviser as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NON-U.S. STOCKHOLDERS. In general, a “Non-U.S. Stockholder” is any person other than (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in the United States under the laws of the United States or any state, (3) an estate or trust that is subject or potentially subject to U.S. federal income tax on its worldwide income on a net basis, or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and the substantial decisions of which may be made by U.S. persons. U.S. taxation of a “Non-U.S. Stockholder” depends on whether the income from the Fund is “effectively connected” with a U.S. trade or business carried on by the Non-U.S. Stockholder. Ordinarily, income from the Fund will not be treated as “effectively connected” and, if that is the case, any gain realized upon the purchase of shares pursuant to the terms of the Offer will not ordinarily be subject to U.S. taxation. If, however, the Non-U.S. Stockholder is treated as a non-resident alien individual but is physically present in the United States for more than 182 days during the taxable year, then, in certain circumstances, gain from the tender of shares pursuant to the terms of the Offer and gain from a liquidation of Portfolio Securities will be subject to U.S. tax of 30% (or lower treaty rate).

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a Non-U.S. Stockholder, then any gain (or dividend income) realized upon the sale of shares of the Fund pursuant to the terms of the Offer will be subject to U.S. federal income tax at the graduated rates applicable to U.S. taxpayers.

Non-U.S. Stockholders will be subject to dividend tax withholding at a 30% rate or a lower applicable tax treaty rate on the gross proceeds of the tender received by such stockholder, if the proceeds are treated as a “dividend” under the rules described above. Since the tax status of the Offer as a dividend is not certain to the Fund at the time of payment, the Fund intends to withhold a portion of the proceeds as if the proceeds constitute a dividend. In that case, the stockholder offering shares for tender may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the stockholder can demonstrate that the proceeds were not dividends. Non-U.S. Stockholders should consult their tax advisers regarding application of these withholding rules.

Non-U.S. Stockholders should provide the Depositary with the appropriate completed Form W-8BEN or Form W-8ECI. A copy of both Form W-8BEN and Form W-8ECI is provided with the Letter of Transmittal for such stockholder. Failure to provide a completed Form W-8BEN or Form W-8ECI will result in a defective submission and the Fund will be unable to purchase the shares submitted.

Non-U.S. Stockholders are advised to consult their own tax advisers with respect to the particular consequences to them of a tender of shares pursuant to the Offer.

15.	Suspension or Postponement of Offer.

Notwithstanding any other provision of the Offer, the Board may suspend or postpone this Offer only by a majority vote of the Directors (including a majority of the disinterested Directors) and only: (1) if such transactions, if consummated, would impair the Fund’s status as a regulated investment company under the Subchapter M of the Code; (2) if the purchase would cause the shares to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association; (3) for any period during which the Bolsa Mexicana de Valores, S.A. de C.V., the New York Stock Exchange, or any other market where the Fund’s Portfolio Securities are principally traded is closed (other than customary weekend and holiday closings), or during periods which trading in such markets is restricted; (4) for any period during which an emergency exists as a result of which disposal by the Fund of its Portfolio Securities is not reasonably practicable, or during which it is not reasonably practicable for the Fund to determine net asset value; or (5) for such other periods as the Commission may by order permit for the protection of stockholders of the Fund. Additionally, the Fund may suspend or postpone the Offer if the Board, by votes of a majority of both the Directors and the disinterested Directors, determines in its reasonable discretion that consummation of the Offer would be deemed a “Rule 13e-3 transaction” (as defined by Rule 13e-3 under the Exchange Act).

If the Offer is suspended or postponed, the Fund will provide notice to stockholders of such suspension or postponement. If the Fund renews the Offer, the Fund will send a new notification to each stockholder with details concerning the terms and conditions of the renewed Offer.

16.	Extension of Tender Period; Termination; Amendments.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Fund shares tendered will be computed as of the close of regular trading on the New York Stock Exchange on the first business day following the Expiration Date, as extended. During any such extension, all Fund shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Fund shares and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 5:00 p.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Fund shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Fund shares, or the Fund increases or decreases the number of Fund shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

17.	Fees and Expenses of the Fund.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Fund shares purchased pursuant to this Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained American Stock Transfer & Trust Co. to act as Depositary and Georgeson Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund. Additionally, Impulsora del Fondo México, S.C., the Fund’s investment adviser, and BBVA Bancomer, S.A., the Fund’s custodian, will receive fees for services rendered in connection with the Offer.

18.	Miscellaneous.

The Offer is not being extended to (nor will tenders be accepted from or on behalf of) holders of Fund shares in any jurisdiction in which the offering of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

19.	Contacting the Depositary and the Information Agent.

The Letter of Transmittal, certificates for the Fund shares and any other required documents should be sent by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

American Stock Transfer & Trust Co.

Delivery by Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	Delivery by Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Telephone Number:

877-248-6417

Facsimile Number

(For Eligible Institutions Only):

718-234-5001

For Confirmation:

877-248-6417

Any questions or requests for assistance or additional copies of the Offer Notice, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance regarding the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY USA 10038

Banks and Brokerage Firms, Please Call: 1-212-440-9800

Stockholders, Please Call Toll-Free: 1-888-877-5373

THE MEXICO FUND, INC.

SEPTEMBER 3, 2009